Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Virios Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,250,000(1)	$3.875(2)	$4,843,750	$0.0000927	$449.02
Total Fee Offsets							$0
Net Fee Due							$449.02
(1)

Represents shares of common stock, $0.0001 par value per share (“Common Stock”), of Virios Therapeutics, Inc. (the “Registrant”) that are issuable pursuant to the Virios Therapeutics, Inc. Amended and Restated 2020 Equity Incentive Plan.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on June 16, 2022.